Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 7, 2012 (October 16, 2012 as to Note 2) relating to the balance sheet of The WhiteWave Foods Company (which report expresses an unqualified opinion and includes an emphasis of matter paragraph regarding a change in capital structure) appearing in the Prospectus dated October 26, 2012 filed by the Company pursuant to Rule 424(b)(4) under the Securities Act relating to the Registration Statement on Form S-1(File No. 333-183112), as amended.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

October 29, 2012